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                                                                     EXHIBIT 1.3


                           Dated               2000
                           ------------------------





                          KERYX BIOPHARMACEUTICALS INC.

                                     - and -

                             WEST LB PANMURE LIMITED





                       ---------------------------------

                          NOMINATED ADVISER AGREEMENT

                       ---------------------------------






                              ASHURST MORRIS CRISP
                                Broadwalk House
                                5 Appold Street
                                London EC2A 2HA

                               Tel: 020-7638 1111
                               Fax: 020-7972 7990

                               MCJ/PXR/051W.00027

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                                    CONTENTS

CLAUSE                                                                     PAGE

1.  DEFINITIONS AND INTERPRETATION...........................................  1
2.  APPOINTMENT AND TERM.....................................................  3
3.  AIM APPLICATION..........................................................  4
4.  DUTIES OF THE NOMINATED ADVISER FOLLOWING ADMISSION......................  4
5.  OBLIGATIONS OF THE COMPANY AND THE DIRECTORS.............................  5
6.  PUBLICITY AND OTHER MATTERS..............................................  6
7.  DIRECTORS' DEALINGS......................................................  7
8.  FEES AND EXPENSES........................................................  7
9.  INDEMNITY................................................................  8
10. TERMINATION.............................................................. 10
11. TIME OF THE ESSENCE...................................................... 11
12. WAIVER................................................................... 11
13. INVALIDITY............................................................... 12
14. NOTICES.................................................................. 12
15. COUNTERPARTS............................................................. 13
16. ENTIRE AGREEMENT......................................................... 13
17. MISCELLANEOUS............................................................ 14
18. GOVERNING LAW AND JURISDICTION........................................... 15

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THIS AGREEMENT  is made on                                  2000.

BETWEEN:-

(1) KERYX BIOPHARMACEUTICALS INC. (incorporated in Delaware, USA) whose executive office is at Kiryat Mada 5, Har Hotzvim, Jerusalem, Israel 91326 (the "Company");

(2) WEST LB PANMURE (incorporated in England and Wales with registered no. 2002991) whose registered office is at New Broad Street House, 35 New Broad Street, London EC2M 1SQ ("Nominated Adviser").

RECITALS

(A) The Company is proposing to make an application to the London Stock Exchange for the admission to AIM of the Existing Shares and the New Shares.

(B) On and subject to the terms of this agreement, the Nominated Adviser has agreed to act as nominated adviser to the Company for the purposes of the AIM Rules in connection with the AIM Application and following Admission.

THE PARTIES AGREE AS FOLLOWS:-

1.  DEFINITIONS AND INTERPRETATION

1.1 In this agreement the following words and expressions shall have the following meanings, unless the context otherwise requires:-

    "Admission" means admission of the Existing Shares and the New Shares to trading on AIM becoming effective as provided in paragraph 16.6 of the AIM Rules;

    "Admission Document" means the document proposed to be published in connection with the AIM Application as required by paragraph 16.10 of the AIM Rules and constituting a prospectus for the purposes of the POS Regulations;

    "AIM" means the Alternative Investment Market of the London Stock Exchange;

    "AIM Application" means the application to be made for the Existing Shares and the New Shares to be admitted to trading on AIM;

    "AIM Rules" means the AIM admission rules and AIM trading rules set out in chapters 16 and 17 of the Rules of the London Stock Exchange as amended from time to time and those other of its rules which govern the admission to trading on and the regulation of AIM;

    "Appointment" means the appointment of the Nominated Adviser as the Company's nominated adviser for the purposes of the AIM Rules pursuant to this agreement;

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     "Business Day" means a day (excluding Saturdays) on which banks are open for business in the City of London;

     "Directors" means the directors and officers of the Company;

     "Existing Shares" means the Shares in issue on the date of this document;

     "Group" means the Company and its subsidiary and each of them as the context admits and "Group Company" means any one of them;

     "IPO" means the initial public offering of the Shares;

     "IPO Agreement" means the underwriting agreement dated [ 2000] made between the Company, the Directors and the Nominated Adviser and Roth Capital Partners, Inc. in connection with the IPO and more particularly described in the Admission Document;

     "London Stock Exchange" means London Stock Exchange Limited;

     "New Shares" means the new Shares which are the subject of the IPO;

     "POS Regulations" means the Public Offers of Securities Regulations 1995;

     "Related Person" means in relation to any party its holding companies and subsidiaries and any subsidiary undertaking of any such holding company;

     "Relevant Person" means the Nominated Adviser and any subsidiary or holding company of the Nominated Adviser and any subsidiary undertaking of any such holding company and any of their respective shareholders, directors, officers, employees, agents and advisers;

     "Shares" means shares of common stock of par value $0.001 each in the capital of the Company;

     "VAT" means value added tax.

1.2 In this agreement unless otherwise specified, reference to:-

       (a) a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act and an "associated company" is to be construed in accordance with section 416 et seq of the Income and Corporation Taxes Act 1988;

       (b) a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

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       (c)    a party means a party to this agreement and includes the
              successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

       (d) a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

       (e) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been amended or re-enacted;

       (f) "recitals", "clauses", "paragraphs" or "schedules" are to recitals, clauses and paragraphs of and schedules to this agreement. The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

       (g) Writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

       (h) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

       (i)    the time of day is reference to time in London, England.

1.3 The index to and the headings in this agreement are for information only and are to be ignored in construing the same.

2.   APPOINTMENT AND TERM

2.1 The Company hereby appoints the Nominated Adviser as its nominated adviser for the purposes of the AIM Rules on the terms set out in this agreement and the Nominated Adviser hereby accepts such appointment. The Company hereby confirms that the Appointment confers on the Nominated Adviser all powers, authorities and discretions on behalf of the Company which are reasonably necessary for, or reasonably incidental to, its role as the Company's nominated adviser and the Company hereby agrees to ratify and confirm everything which the Nominated Adviser may lawfully do in that capacity and pursuant to those powers, authorities and discretions.

2.2 The Nominated Adviser confirms to the Company that it is approved by the London Stock Exchange to act as Nominated Adviser to the Company for the purposes of the AIM Rules. The Nominated Adviser undertakes to advise the Company immediately upon the

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     Nominated Adviser being notified by the London Stock Exchange that such approval has been withdrawn.

2.3  The Appointment shall commence on the date hereof and, subject to clause
     2.4 and clause 10, the appointment shall be for an initial period of 12 months and thereafter unless and until terminated by either the Company or the Nominated Adviser giving to the other not less than three months' notice.

2.4 In the event that the IPO Agreement is terminated in accordance with its terms or in the event that Admission has not taken place by 2.30 p.m. on 2000 (or such later time and/or date as the Company and the Nominated Adviser may agree) this agreement shall ipso facto cease and determine and except as regards any breach of any provision of this agreement which has occurred prior to such termination, no party shall have any claim against any other party for any costs, damages, compensation or otherwise hereunder save that the provisions of clauses 1, 6, 9, 11, 12, 13, 14, 15, 16, 17 and 18 shall continue to apply in accordance with their respective terms.

3.   AIM APPLICATION

     The Company shall, through the Nominated Adviser, make application to the London Stock Exchange for the admission of the Existing Shares and the New Shares to trading on AIM. The Company undertakes to the Nominated Adviser that it will use all reasonable endeavours to procure that Admission takes place by not later than 2.30 p.m. on 2000 and, for such purpose, the Company shall supply or procure the supply of all such information and documentation, give or procure the giving of all such undertakings, execute all such documents, pay all such fees and generally do or procure to be done all such things, in each case as may be necessary, or properly required by the London Stock Exchange, in connection therewith.

4.   DUTIES OF THE NOMINATED ADVISER FOLLOWING ADMISSION

     The Nominated Adviser's services as nominated adviser will comprise the following:-

     (a) advising, guiding and consulting with the Directors and the Company as to their respective responsibilities and obligations so as to facilitate their compliance, on an ongoing basis, with the AIM Rules insofar as they relate to the Company and its directors;

     (b) providing to the London Stock Exchange such information in relation to the Company in such form and within such time limits as the London Stock Exchange may require (provided that the Nominated Adviser has been given the requisite information by the Directors in accordance with the provisions of this agreement);

     (c) complying with the AIM Rules to the extent that they affect the Nominated Adviser in its capacity as the Company's nominated adviser and performing all of the duties

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          and obligations imposed upon the Company's nominated adviser by the
          AIM Rules; and

     (d) providing guidance to the Company and the Directors in respect of making press releases and other public and/or shareholder communications by the Company.

5.   OBLIGATIONS OF THE COMPANY AND THE DIRECTORS

5.1 The Company undertakes that it will for so long as the Nominated Adviser remains the nominated adviser to the Company:-

     (a) except with the prior written consent of the Nominated Adviser, comply in all material respects with all undertakings contained in the Admission Document;

     (b) consult with the Nominated Adviser prior to entering into or procuring or permitting any Group Company to enter into (i) any material commitment or material agreement or material arrangement or (ii) knowingly doing or permitting to be done any other act or thing which in any such case constitutes a significant change to the business of the Company as described in the Admission Document;

     (c) keep the Nominated Adviser fully informed in respect of all material changes or material developments concerning or affecting the financial or trading position or prospects of the Company;

     (d) execute and procure the execution of all such documents and do or procure the doing of all such things as (in each case) may be considered by the Nominated Adviser (acting reasonably) as necessary to comply with the requirements of the London Stock Exchange for the purposes of or in connection with its role as nominated adviser to the Company;

     (e) for so long as the Company has securities admitted to AIM, comply with and abide by (on a timely basis) all relevant laws and regulations including without limitation the AIM Rules, the Financial Services Act 1986, the POS Regulations and the Criminal Justice Act 1993;

     (f) provide to the Nominated Adviser without delay all information which the Company is obliged in accordance with the AIM Rules to notify to the Company Announcements Office of the London Stock Exchange;

     (g) notify the Nominated Adviser in advance of and discuss with the Nominated Adviser any event or matter the occurrence or existence of which may give rise directly or indirectly to an obligation under the AIM Rules for a notification to be made to the Company Announcements Office (including, without prejudice to the generality of the foregoing, any contractual or other commitment or agreement which may require such notification, or the issue or creation of any shares in the capital of the Company);

     (h) notify the Nominated Adviser of and consult with the Nominated Adviser in advance concerning the content and timing and manner of release or despatch of any circular, statement, announcement or document released or made available to the public or to shareholders of the Company or otherwise or proposed to be released or made so available which relates to the Company's results, dividends or prospects, or to any acquisition, disposal, re- organisation, takeover, management development (including the appointment or removal of directors of the Company whether executive or non-executive), material change between the Company's actual trading performance or financial position and any profit forecast, estimate or projection made public, or any other significant matter (similar or not to the foregoing) and which the Company proposes to publish;

     (i) promptly forward to the Nominated Adviser proofs in final form of any accounts or of any public statement or document or information which the Company or any Group Company proposes to make or publish;

     (j) inform the Nominated Adviser forthwith upon becoming aware of any breach by the Company and/or any of its directors of the AIM Rules and will request the advice and guidance of the Nominated Adviser in relation to all matters relevant to the Company's compliance with the AIM Rules;

     (k) forward to the Nominated Adviser for discussion and approval and prior to the execution thereof, copies of all prospective agreements and/or arrangements which fall within Rules 16.24 and 16.25 of the AIM Rules (including variations or amendments thereto or termination thereof) to be entered into between the Company and/or its subsidiaries on the one hand and any related party (as such term is defined in the AIM Rules) on the other.

6.   PUBLICITY AND OTHER MATTERS

6.1 The Company undertakes to the Nominated Adviser that the Company will not publish or arrange the publication of any document which refers to the Nominated Adviser or any Relevant Person without the prior written consent of the Nominated Adviser save where such publication is required by law or regulation.

6.2 Neither the Nominated Adviser nor any Relevant Person will have any duty to disclose to the Company and the Directors any information which comes to their notice in the course of carrying on any other business or as a result of, or in connection with, the provision of services to other persons. The Company and the Directors acknowledge and agree that the Nominated Adviser and Relevant Persons may be prohibited from disclosing, or it may be inappropriate for them to disclose, information to the Company and the Directors even if it relates to the Company and/or the Directors.

6.3 The Company acknowledges that, when the Nominated Adviser gives the Company advice or provides other services in accordance with this agreement, the Nominated Adviser or any

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     Relevant Person or another client may have an interest, relationship or arrangement that is material in relation to the transaction or investment concerned. Where the Nominated Adviser becomes aware that a conflict of interest has arisen or is likely to arise, it will promptly inform the Company in writing, but will be under no obligation to provide details of the conflict other than such general particulars as may be necessary to enable the Company to assess its importance. Thereafter, the parties will in good faith and as soon as reasonably practicable consult with a view to resolving a satisfactory method or procedure in view of such conflict.

6.4 Any advice given by the Nominated Adviser under the Appointment will be confidential to the Company and solely for the Company's benefit. Such advice may not be relied on by the Company for any purpose other than for that which it is given and may not be disclosed to any third party (other than by the Company pursuant to a legal or regulatory obligation to disclose it) nor used or relied upon by any third party without the Nominated Adviser's prior written consent.

6.5 The Company undertakes that no information will be supplied to the Nominated Adviser in breach of any duty of confidentiality (whether contractual or arising at common law) owed by the Company to any third party.

7.   DIRECTORS' DEALINGS

     The Company undertakes to the Nominated Adviser that the Company shall adopt, maintain and enforce a code for dealings in the securities of the Company in terms agreed with the Nominated Adviser but in any event no less exacting than the model code for dealings in the securities of a company whose securities have been admitted to trading on AIM as set out in appendix 12 to the Rules of the London Stock Exchange as amended from time to time.

8.   FEES AND EXPENSES

8.1 The Company shall reimburse the Nominated Adviser the amount of any reasonably and properly incurred or paid expenses incurred in connection with, and during the course of, the Appointment. Such expenses shall be paid by the Company within 15 Business Days of production of an appropriate invoice.

8.2 Where pursuant to clause 8.1 or clause 9, a sum (a "Relevant Sum") is to be paid or reimbursed to the Nominated Adviser in respect of any cost or expense paid or incurred by the Nominated Adviser and that cost or expense includes an amount in respect of VAT (the "VAT Element"), the Company shall pay an amount to the Nominated Adviser in respect of the VAT Element that shall be determined as follows:-

     (a) if the Relevant Sum constitutes for VAT purposes payment to the Nominated Adviser for the supply by it of goods or services to the Company, a sum equal to the proportion of the VAT Element that the Nominated Adviser certifies as representing irrecoverable input tax in the hands of the Nominated Adviser, that certificate to be conclusive save in the case of manifest error; and

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     (b)  if the Relevant Sum constitutes for VAT purposes the reimbursement of a cost or expense incurred by the Nominated Adviser as agent for the Company, a sum equal to the whole of the VAT Element,

     and where a sum equal to the VAT Element has been reimbursed to the Nominated Adviser under clause 8.2(b) above, the Nominated Adviser shall provide the Company with a proper tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by the Nominated Adviser or, if the Nominated Adviser has treated the relevant cost or expense as a disbursement for VAT purposes, by the person making the supply.

8.3 If the performance by the Nominated Adviser of any of its obligations under this agreement shall represent for VAT purposes the making by the Nominated Adviser of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to the Nominated Adviser, in addition to the amounts otherwise payable by the Company to the Nominated Adviser pursuant to this agreement (including, without limitation, amounts payable by the Company to the Nominated Adviser pursuant to clause 8.1), an amount equal to the VAT chargeable on any such supply, that payment to be made within seven days of the Nominated Adviser requesting the same and against production by the Nominated Adviser of a proper tax invoice.

9.   INDEMNITY

9.1 No claim shall be made against any Relevant Person by the Company, the Directors or any of them to recover any damage, loss, cost or expense which the Company or any of its shareholders, directors, officers, agents or employees or any other person may suffer or incur or claim to have suffered or incurred by reason of or arising out of the carrying out or performance by the Nominated Adviser, or on its behalf, of any obligations or services (or exercise of rights) hereunder or otherwise in connection with the Appointment or its role as the Company's nominated adviser for the purposes of the AIM Rules unless and to the extent that such loss or damage results from the negligence, wilful default or fraud of the Nominated Adviser.

9.2 The Company undertakes to and with the Nominated Adviser (for itself and, on the basis that it shall enjoy an absolute discretion as to the enforcement of any claim under this clause 9.2, as trustee for each and every Relevant Person) to the fullest extent permitted by law to indemnify each Relevant Person and hold each Relevant Person fully and effectively harmless from and against all claims, actions, demands, liabilities, proceedings or judgments made, brought, threatened or established against any Relevant Person (whether or not successful, compromised or settled) in any jurisdiction by any subscriber, allottee, acceptor, buyer, placee or underwriter of any of the New Shares or any subsequent buyer or transferee thereof or by any governmental agency or regulatory body or any other person whatsoever and against all liabilities, losses, charges, costs, expenses and taxes which any Relevant Person may pay, suffer or incur (including, but not limited to, those paid, suffered or incurred in investigating, seeking advice as to defending or disputing any claim, action, liability, demand or proceedings and/or in establishing its right to be indemnified pursuant to this clause 9.2 and/or in seeking advice as to any claim, action, liability, demand or proceedings aforesaid or in any way related to or in connection with this indemnity or the Appointment or the Nominated Adviser's role as the Company's nominated adviser pursuant to the AIM Rules) and which in any such case is occasioned by or results from or is attributable to or would not have arisen but for (in each case whether directly or indirectly):-

     (a) any breach, or alleged breach, by the Company of any of its obligations under this agreement or of any of the warranties set out in the IPO Agreement; or

     (b) the approval or issue by any Relevant Person of any press release or of any investment advertisement (as defined in section 57(2) of the Financial Services Act 1986) issued by or on behalf of the Company; or

     (c) the Admission Document not containing, or being alleged not to contain, all the information required by law or regulation (including, for the avoidance of doubt, the POS Regulations and the AIM Rules) to be contained therein or any statement contained in the Admission Document being, or being alleged to be, untrue, inaccurate, misleading or defamatory in any respect or not based on reasonable grounds or any misrepresentation or alleged misrepresentation by whomsoever being contained or being alleged to be contained in the Admission Document; or

     (d)  any of the transactions expressly contemplated by this agreement; or

     (e) the performance by the Nominated Adviser, or on its behalf, of any of its obligations or services (or exercise of rights) under this agreement or otherwise in connection with the Appointment or its role as the Company's nominated adviser for the purposes of the AIM Rules or its role in the preparation and distribution of the Admission Document, unless and to the extent that the same result from the negligence, wilful default or fraud of the Nominated Adviser provided that a Relevant Person shall not be entitled to be indemnified pursuant to this clause 9.2 in respect of any liabilities, losses, costs, charges, expenses or taxes suffered or incurred by such person as a result of it having been required to subscribe or purchase New Shares under the IPO Agreement unless such liabilities, losses, costs, charges, expenses and taxes are occasioned by, or result from, or are attributable to or would not have arisen but for (in each case directly or indirectly) any breach by the Company of any of its obligations under this agreement.

9.3 The Nominated Adviser shall, as soon as practicable after becoming aware of any claim made or threatened against any Relevant Person in respect of which indemnity may be sought pursuant to clause 9.2, notify the Company in writing thereof and enter into and thereafter maintain consultation with the Company on all material aspects of such claim and, subject to the Nominated Adviser and any other Relevant Person subject to the claim being fully indemnified and secured by the Company to the reasonable satisfaction of the Nominated Adviser against all costs, damages and expenses thereby incurred, the

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     Nominated Adviser shall, at the request of the Company, take such action as the Company may reasonably require to avoid, dispute, resist, appeal, compromise or defend any such claim unless in the reasonable opinion of the Nominated Adviser the repute or standing of the Nominated Adviser or any other Relevant Person would thereby be adversely affected.

10.  TERMINATION

10.1 The Nominated Adviser shall be entitled to terminate this agreement forthwith if:-

     (a)  the Nominated Adviser shall become aware of:-

          (i) any breach by the Company or any of the Directors of any of their respective obligations under this agreement or the AIM Rules or the code for dealings adopted pursuant to clause 7 or the POS Regulations or the Financial Services Act 1986 or any other laws or regulations to which the Company and/or its directors are subject from time to time and if the breach is capable of remedy, failing to remedy the breach within 14 days; or

          (ii) any fraudulent act by such persons; or

     (b) any warranty or representation given in the IPO Agreement is found to be untrue, inaccurate or misleading in any material respect or any other term of the IPO Agreement is breached in any material respect by the Company or the Directors; or

     (c) an administration order is made in relation to the Company or a receiver is appointed over or an encumbrancer takes possession of or sells an asset of the Company; or

     (d) the Company makes an arrangement or composition with its creditors generally or makes an application to a court of competent jurisdiction for protection from its creditors generally; or

     (e) the Company passes a resolution for its winding up, a court of competent jurisdiction makes an order for the Company's winding up or a petition is presented for the Company's winding up which is not dismissed within seven days (other than, in each case, for the purposes of solvent amalgamation or reconstruction and in such manner that the entity resulting from the amalgamation or reconstruction effectively agrees to be bound by or assume the Company's obligations under this agreement); or

     (f) any director of the Company or any person connected with any director of the Company (as such term is defined in section 346 of the Act) breaches the terms of any orderly market undertaking and/or lock-in arrangement entered into with the Nominated Adviser whether such undertakings or arrangements constitute terms of the IPO Agreement or a stand-alone agreement.

10.2 In the event that this agreement is terminated pursuant to clauses 10.1 or 10.4, except in relation to:-

     (a)  any breach of any provision of this agreement prior thereto; and

     (b) any right to damages or other remedy which the terminating party may have in respect of the event or circumstance which gave rise to the termination; and

     (c) the rights of the Nominated Adviser in respect of its fees and expenses as set out in clause 8, which will remain in full force and effect to the extent that the Company shall be obliged to pay to the Nominated Adviser such fees and expenses on a pro rata basis up to the effective date of termination of its appointment to the extent that the same have not already been paid in accordance with clause 8 (and the Nominated Adviser shall rebate to the Company any amount of overpayment), no party shall have any claim against any other for any costs, damages, compensation or otherwise hereunder save that the provisions of clauses 1, 6, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 shall continue to apply in accordance with their respective terms.

10.3 The Company and/or the Directors shall notify the Nominated Adviser promptly upon becoming aware that any of the events or circumstances referred to in clause 10.2 has occurred.

10.4 The Company shall be entitled to terminate this agreement forthwith if the Nominated Adviser shall be in material breach of its obligations hereunder or under the IPO Agreement or if the Nominated Adviser shall cease to be registered as a nominated adviser for the purpose of the London Stock Exchange.

11.  Time of the Essence

     Save as otherwise expressly provided, time is of the essence to every obligation of this agreement and any agreement amending or substituting its terms.

12.  Waiver

12.1 A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

12.2 No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3 No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the parties.

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12.4 The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

13.  Invalidity

     If any provision of this agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:-

13.1 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

13.2 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

     shall not be affected or impaired in any way thereby.

14.  NOTICES

14.1 Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

     in the case of the Company and the Directors to:-



     Keryx Biopharmaceuticals, Inc.
     Kiryat Mada 5
     Har Hotzvim
     Jerusalem
     Israel 91326

Fax:                                       00 972 2537 5098

Attention:                                 Robert Trachtenberg

in the case of the Nominated Adviser to:-


WestLB Panmure Limited
New Broad Street House
35 New Broad Street
London EC2M 1SQ

Fax:                                       0207 920 9305

Attention:                                 Chris Collins
     and shall be deemed to have been duly given or made as follows:-

(a) if personally delivered, upon delivery at the address of the relevant party;

(b)  if sent by first class post, two Business Days after the date of posting;

(c)  if sent by air mail, five Business Days after the date of posting; and

(d) if sent by fax, when despatched provided always that a fax transmission report provides evidence of the successful transmission of the same;

     provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

14.2 A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause
     14.1 provided that such notification shall only be effective on:-

     (a) the date specified in the notification as the date on which the change is to take place; or

     (b) if no date is specified or the date specified is less than five Business Days after the date on which the notice is given, the date falling five Business Days after notice of any such change has been given.

15.  COUNTERPARTS

     This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

16.  ENTIRE AGREEMENT

16.1 Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

     (a) this agreement together with the Nominated Broker Agreement between the Nominated Advisor and the Company of even date herewith and any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents; and

     (b) neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

     PROVIDED THAT the provisions of this clause 16.1 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

16.2 This agreement may be varied only by a document signed by both of the parties.

17.  MISCELLANEOUS

17.1 Nominated Adviser not providing legal advice

     The Company acknowledges that the Nominated Adviser is not responsible for providing any legal advice to the Company in respect of any applicable laws and regulations and the Company undertakes to obtain appropriate legal advice in respect of these matters.

17.2 Nominated Adviser's services subject to SFA Rules

     The Company acknowledges that all services provided by the Nominated Adviser pursuant to this agreement are subject to the rules and regulations from time to time of The Securities and Futures Authority Limited (or any replacement body which takes over its functions) (the "SFA Rules") and to the applicable rules and regulations for the time being of the Bank of England and the Securities and Investments Board. In providing its services, the Nominated Adviser is proposing to treat the Company as a "non-private customer" within the meaning of the SFA Rules and, as such, the Company will not obtain the benefit of those SFA Rules designed exclusively for the protection of private customers.

17.3 Assignment

     (a) This agreement shall be binding upon and inure for the benefit of the successors in title of the parties but, except as set out in clause 17.3(b), shall not be assignable by any party without the prior written consent of the other;

     (b) The Nominated Adviser may assign the benefit of this agreement to any undertaking which is, whether on or at any time after the date hereof, its subsidiary undertaking or its parent undertaking.

18.  GOVERNING LAW AND JURISDICTION

18.1 Any dispute, controversy or claim of whatever nature arising out of or relating to this agreement or breach of this agreement shall be governed by and this agreement shall be construed in all respects in accordance with English law.

18.2 The Company and the Nominated Adviser each irrevocably agree that the courts in England are to have exclusive jurisdiction to hear and decide any action or proceedings and/or to settle any disputes which do or might arise out of or in connection with this agreement and for the purpose of enforcement of any judgment against any of their respective assets ("Proceedings"). Nothing in this agreement shall (or shall be construed so as to) limit the right of either party to take Proceedings against the other in the courts of any country in which either party has assets to enforce a judgment obtained in England.

18.3 The parties agree that service of any claim form, notice or other document for the purpose of any proceedings begun in England shall be duly served upon it if delivered or sent by registered post, in the case of:-

     (a) any of the Company to Morgan, Lewis & Bockius, 2 Gresham Street, London EC2V 7PE (marked for the attention of Zoe Ashcroft); and

     (b) the Nominated Adviser to its address as set out on page 1 hereof (marked for the attention of Chris Collins),

     or such other address in England and/or Wales as the Company (on behalf of the Company or the Directors) shall notify the Nominated Adviser in writing or vice versa from time to time. Nothing contained in this clause 18.3 affects the right to serve process in another manner permitted by law.


IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by                                    )
for and on behalf of                         )
KERYX BIOPHARMACEUTICALS                     )
INC.                                         )






Signed by                                    )
for and on behalf of                         )
WESTLB PANMURE LIMITED                       )